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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

           Under the Securities Exchange Act of 1934 (Amendment No. 5)


                                LBO CAPITAL CORP.
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                   501792 11 3
                                 (CUSIP Number)




     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 501792 11 3         13G                  Page___2____ of ___11___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     NA
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                         5   SOLE VOTING POWER
                                                             2,312,243 common
                                                               394,830 warrants
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY                                               3,700,000 common
  OWNED BY                                                   1,000,000 warrants
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON                                                     2,312,243 common
                                                               394,830 warrants

                         8   SHARED DISPOSITIVE POWER
                                                             3,700,000 common
                                                             1,000,000 warrants


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             6,012,243 common
                                                             1,394,830 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  54.9%


    12  TYPE OF REPORTING PERSON*

                                                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 1 OF 6 PAGES

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CUSIP NO. 501792 11 3         13G                  Page___3____ of ___11___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Shirley B. Itin

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                         5   SOLE VOTING POWER


  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY                                               3,700,000 common
  OWNED BY                                                   1,000,000 warrants
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON


                         8   SHARED DISPOSITIVE POWER

                                                             3,700,000 common
                                                             1,000,000 warrants

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             3,700,000 common
                                                             1,000,000 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  35.9%


    12  TYPE OF REPORTING PERSON*

                                                                    00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 2 OF 6 PAGES

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CUSIP NO. 501792 11 3         13G                  Page___4____ of ___11___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TICO
                     38-3023846
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                         5   SOLE VOTING POWER
                                                             3,400,000 common
                                                             1,000,000 warrants
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON                                                     3,400,000 common
                                                             1,000,000 warrants

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             3,400,000 common
                                                             1,000,000 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                  33.6%

    12  TYPE OF REPORTING PERSON*

                                                                    PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 3 OF 6 PAGES
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CUSIP NO. 501792 11 3         13G                  Page___5____ of ___11___Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation - Profit Sharing Plan
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                         5   SOLE VOTING POWER
                                                             2,112,243 common
                                                               394,830 warrants
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON                                                     2,112,243 common
                                                               394,830 warrants

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,112,243 common
                                                               394,830 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  20.1%


    12  TYPE OF REPORTING PERSON*

                                                                    EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 4 OF 6 PAGES
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CUSIP NO. 501792 11 3         13G                  Page___6____ of ___11___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     SICO
                     38-3023843
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                         5   SOLE VOTING POWER

                                                               300,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                               300,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               300,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   2.5%


    12  TYPE OF REPORTING PERSON*

                                                                    PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 5 OF 6 PAGES
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CUSIP NO. 501792 11 3         13G                  Page___7____ of ___11___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TWI International, Inc.
                     38-1852194
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan corporation

                         5   SOLE VOTING POWER

                                                               200,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                               200,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               200,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   1.7%


    12  TYPE OF REPORTING PERSON*

                                                                    CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                PAGE 6 OF 6 PAGES
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CUSIP No. 501792 11 3                                              Page 8 of 11



ITEM 1(a)         Name of Issuer:  LBO Capital Corp.

ITEM 1(b)         Address of Issuer's Principal Executive Officers:

                  7001 Orchard Lake Rd., Ste 424
                  West Bloomfield, MI  48332

ITEM 2(a)         Name of Persons Filing:

          This Schedule 13G is being filed jointly by Thomas W. Itin, Shirley B. Itin, TWI International, Inc., a Michigan corporation ("TWI"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), and Acrodyne Corporation Profit Sharing Plan, a Michigan trust ("Acrodyne PSP"). Mr. Itin owns all of the outstanding shares of TWI, is trustee and beneficiary of Acrodyne PSP, and is a partner in each of TICO and SICO. Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares reported herein due to this relationship with the record owners.

ITEM 2(b)         Address Principal Business Office or, if none, Residence:

                  7001 Orchard Lake Road, 424
                  W. Bloomfield, MI 48322

ITEM 2(c)         Citizenship:

          Mr. and Mrs. Itin are United States citizens. TWI is a Michigan Corporation. TICO and SICO are Michigan co-partnerships. Acrodyne PSP is a Michigan trust.

ITEM 2(d)         Title of Class of Securities
                  Common Stock $.0001 Par Value

ITEM 2(e)         CUSIP Number:  501792 11 3

ITEM 3            N/A









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CUSIP No. 501792 11 3                                              Page 9 of 11


ITEM 4            Ownership:

                  a.  Amount Beneficially Owned: 7,407,073

          Includes:(i) 200,000 shares owned by TWI: (ii) 2,112,243 shares owned by Acrodyne PSP; (iii) 394,830 warrants owned by Acrodyne PSP; (iv) 3,400,000 shares owned by TICO; (v) 1,000,000 warrants granted to TICO by the Issuer; and (vi) 300,000 shares owned by SICO.

                  b.       Percent of Class:

                           54.9%            by Thomas W. Itin
                           35.9%            by Shirley B. Itin
                           33.6%            by TICO
                           20.1%            by Acrodyne PSP
                            2.5%            by SICO
                            1.7%            by TWI


                  c.  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:

          Mr. Itin, through his ownership of TWI and as trustee of Acrodyne PSP, has the sole power to vote the 2,707,073 shares and warrants owned by TWI and Acrodyne PSP.

                   (ii) shared power to vote or to direct the vote:

          As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 4,700,000 shares and warrants owned by TICO and SICO.

          As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 4,700,000 shares and warrants owned by TICO and SICO.

                  (iii) sole power to dispose or to direct the disposition:

          Mr. Itin, through his ownership of TWI and as trustee of the Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 2,707,073 shares and warrants owned by TWI and Acrodyne PSP.



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CUSIP No. 501792 11 3                                             Page 10 of 11


                   (iv)   shared power to dispose or to direct the disposition:

          As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 300,000 shares owned by SICO and the 4,400,000 shares and warrants owned by TICO.

          As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 300,000 shares owned by SICO and the 4,400,000 shares and warrants owned by TICO.


ITEM 5   Ownership of Five Percent or Less of a Class:  N/A

ITEM 6   Ownership of More than Five percent on Behalf of Another Person:
                                    N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N/A

ITEM 8   Identification and Classification of Members of the Group:  N/A

ITEM 9   Notice of Dissolution of Group:  N/A

ITEM 10  Certification:  N/A


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CUSIP No. 501792 11 3                                             Page 11 of 11

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated: February 4, 1997            s\ Thomas W. Itin
                                           -----------------------
                                            Thomas W. Itin

                                            ACRODYNE CORPORATION - PROFIT
                                            SHARING PLAN

         Dated: February 4, 1997            s\ Thomas W. Itin
                                            -----------------------
                                            Thomas W. Itin, Trustee

                                            TWI International, Inc.

         Dated: February 4, 1997            s\ Thomas W. Itin
                                            -----------------------
                                            Thomas W. Itin, President

                                            SICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 4, 1997            s\ Shirley B. Itin
                                            -----------------------
                                            Shirley B. Itin, Partner

                                            TICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 4, 1997            s\ Thomas W. Itin
                                           -------------------------
                                            Thomas W. Itin, Partner